                                                                   Exhibit 23.02


                              ACCOUNTANTS' CONSENT


The Board of Directors
Vitafort International Corporation and Subsidiaries:


We consent to incorporation by reference in the registration statement on Form S-8 of Vitafort International Corporation and Subsidiaries of our report dated March 23, 1995, relating to the consolidated balance sheets of Vitafort International Corporation and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-KSB of Vitafort International Corporation and Subsidiaries.

Our report dated March 23, 1995, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                              KPMG PEAT MARWICK LLP


Los Angeles, California
January 22, 1996